Exhibit 4.5


THIS SHAREHOLDERS AGREEMENT is made on 25 May 2000

BETWEEN:

(1) NORTEL NETWORKS LIMITED a company incorporated under the laws of Canada, having its executive offices at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 ("Nortel Networks")

(2) NORTEL COMMUNICATIONS HOLDINGS (1997) LIMITED a company incorporated in accordance with the laws of the State of Israel, having its office at Kibbutz Glil Yam, Herzliya, Israel ("Nortel").

(3) KOOR INDUSTRIES LIMITED ("Koor") a company incorporated in accordance with the laws of Israel having its registered office at 21 Ha'arbaa Street, Tel Aviv 64739, Israel.

(4) TELRAD NETWORKS LIMITED ("Telrad") a company incorporated in accordance with the laws of Israel having its registered office at PO Box 50, Lod 71100, , Israel (Koor and Telrad (for so long as it remains a Koor Subsidiary) together, the "Koor Group").

(5) NORTEL NETWORKS ISRAEL (SALES AND MARKETING) LIMITED (the "Company") a company incorporated in accordance with the laws of Israel having its registered office at Asia House, 4 Weizmann Street, Tel Aviv 64239, Israel.


RECITALS

(A) On 22 May 2000, the Company was incorporated in accordance with the laws of Israel. As of the date hereof, the shareholders of the Company are Nortel which holds one (1) Ordinary Share of NIS 1.00 nominal value. As of the date hereof, the sole director of the Company is David Roberts.

(B) The intention of the parties is that the Company shall act as the primary entity for the furtherance of Nortel Networks' interests in the Territory and the primary channel for distribution of the Nortel Networks products in the Territory, all as further described in this Shareholders Agreement.

(C) Pursuant to a Asset Purchase Agreement signed on the date hereof ("the Asset Purchase Agreement") between Nortel Networks Corporation, the Company, Koor and Telrad, the Company undertook to acquire certain assets and assume certain liabilities of Telrad, all as set out in the Asset Purchase Agreement.

(D) The parties hereto wish to cooperate as shareholders of the Company for the benefit of the Company and the parties hereto.

1.       Interpretation
         --------------

         In this Agreement, unless the context otherwise requires:

1.1 The following words and expressions shall bear the meanings set opposite them:

"Affiliate"       means, in the case of a Party, any company directly or
                  indirectly Controlled by that Party, any company which directly or indirectly Controls such Party and any company under common Control with such Party;

"Control"         means ownership of more than 50% of the issued shares or
                  ownership of shares conferring more than 50% of the voting rights exercisable at general meetings;

"Party"           Means a party to this Agreement

"Territory"       means Israel, Palestinian Autonomous Authorities and such
                  other territories as shall be determined by the Parties from time to time, together with the sales to Rwandatel, Ethiopia ETC, Mali Sotelma and Ghana Telecom.


1.2 Reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended.

1.3 The headings in this Agreement are inserted for convenience only and shall not affect the construction thereof.

1.4 References herein to recitals, sections and exhibits refer to recitals, sections and exhibits of this Agreement unless otherwise stated.

1.5      The Exhibits form part of this Agreement.


2.       Capitalisation of the Company
         -----------------------------

         At the Closing (as hereinafter defined), the parties shall fund the Company as follows:

2.1 Nortel shall transfer to the Company the sum of US$ 36,800,000, of which the sum of US$ 14,400,000 shall be on account of share capital against the issuance by the Company to Nortel of 7199 Ordinary Shares of the Company, and the sum of US$ 22,400,000 shall be a shareholders loan pursuant to a loan agreement to be signed between the Company and Nortel in the form attached hereto as Exhibit A.

2.2 The Koor Group shall transfer to the Company the sum of US$ 47,900,000 in the following manner:

         2.2.1 Koor shall transfer to the Company the sum of US$ 4,200,000 on account of share capital against the issuance by the Company to Koor of 2100 Ordinary Shares of the Company;

         2.2.2 Telrad shall transfer to the Company the sum of US$ 1,400,000 on account of share capital against the issuance by the Company to Telrad of 700 Ordinary Shares of the Company;

         2.2.3 The Koor Group shall transfer the sum of US$ 42,300,000 to the Company (of which US$ 31,725,000 shall be provided by Koor and US$ 10,575,000 shall be provided by Telrad) as a shareholders loan pursuant to a loan agreement to be signed between the Company as borrower and Koor and Telrad as lenders in the form attached hereto as Exhibit B.

2.3 All funds detailed above shall be sent in immediately available US Dollars to the bank account of the Company.

2.4 The funds described above shall be used by the Company primarily to pay the purchase price for the assets acquired pursuant to the Asset Purchase Agreement, and thereafter to fund the working capital of the Company.

2.5 The sums to be transferred pursuant to the loan agreements referred to in Sections 2.1. and 2.2 and the resulting sums set out in Section 3.1 shall be adjusted within ten (10) days following the determination of the Final Net Asset Amount, pro-rata to the Koor Group's and Nortel's shareholding in the Company, to the extent the Final Net Asset Amount in respect of the Israeli Business differs from the March Net Asset Amount in respect of the Israeli Business in an amount exceeding $1,000,000, and the Company shall issue new loan agreements reflecting such adjustment against surrender by Nortel and the Koor Group of the loan agreement signed at Closing.

2.6 Nortel Networks hereby undertakes to cause the Company to repay to Koor and Telrad the loans described in Section 2.2 above pursuant to the terms of the loan agreement attached as Exhibit B.

3.       Closing
         -------

3.1 The closing of this Shareholders Agreement (the "Closing") shall take place at the same time and place as the closing of the Asset Purchase Agreement. At the Closing the following shall occur:

         3.1.1 Nortel and the Company shall sign the loan agreement referred to in Section 2.1 above and Nortel shall transfer to the Company the sum of US$ 36,800,000.

         3.1.2 Koor and Telrad as lenders and the Company as borrower shall sign the loan agreement referred to in Section 2.2 above and the Koor Group shall transfer to the Company the sum of US$ 47,900,000.

         3.1.3 The Company shall deliver to Nortel and Koor a resolution of the Board of Directors of the Company pursuant to which
                 (a) the Company agrees to accept the loans specified in Sections 3.1.1 and 3.1.2 above and (b) the Company issues 7199 Ordinary Shares to Nortel, 2100 Ordinary Shares to Koor and 700 Ordinary Shares to Telrad.

         3.1.4 Nortel shall deliver to the Company the documents specified in Schedule 3.1.4, duly signed by Nortel Networks.

         3.1.5 Telrad shall deliver to the Company the documents specified in Schedule 3.1.5, duly signed by Telrad.

         3.1.6 Nortel and Koor shall cause the Company to sign each of the documents specified in Schedule 3.1.6.

         3.1.7 All of the documents specified in Sections 3.1.4 - 3.1.6 shall be in the forms agreed between the parties and initialled for identification purposes.

         3.1.8 Nortel, Telrad and Koor shall sign a unanimous written consent of the shareholders of the Company to adopt the Amended and Restated Articles of Association reflecting the provisions of this Shareholders Agreement in the form to be agreed between Nortel and Koor.

         3.1.9 Each of Nortel and Koor shall deliver notifications to the Company appointing the directors to be appointed by them pursuant to Section 5.1 below.

         3.1.10 The closing of the Asset Purchase Agreement shall be consummated.

3.9 All transactions occurring at the Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. Unless otherwise indicated, all documents and certificates shall be dated on or as of the date of the Closing.

4.       Business of the Company
         -----------------------

4.1 The Company shall have as its business (the "Business") the marketing, selling, integrating, servicing and supporting of Nortel Networks telecommunications products and network solutions in the Territory, including, without limitation, network design, architecture planning, consulting, systems integration, project management and installation.

4.2 The Company may perform all these activities itself, or procure any of such services from third party sources or from either of the parties hereto (subject to Clause 6.1 below), all as the Company's management shall decide.

4.3 The initial objectives of the Company will be the marketing, selling, servicing and supporting in Israel of Nortel Networks products which are the subject of the Distribution Agreement (as set out as Exhibit C) (the "Products") and other distribution agreements between the Company and Nortel Networks from time to time, and those Telrad or third party products which are the subject of OEM agreements between the Company and Telrad or those third parties from time to time.

4.4 The Products shall be marketed, sold, serviced and supported subject to and in accordance with distribution rights granted to the Company in the Distribution Agreement to be signed between the Company and Nortel Networks at the Closing as described above.

4.5 The Parties have agreed upon a preliminary three-year (3 year) business plan (hereinafter "Business Plan") for the Company in the form attached as Schedule 4.5 hereto. The parties agree that they shall cooperate in order to attain the goals set forth in the Business Plan.

4.6 The Parties shall procure that the Company shall prepare within forty-five (45) days before the end of each fiscal year a budget and a business plan for the Company for the coming fiscal year which shall include the following:

         (a) the working capital requirements contained in a cashflow statement;

         (b)      the projected profit and loss account;

         (c)      a balance sheet forecast;

         (d) a report by the CEO giving business objectives for the year; and

4.7 The Parties shall procure that the Company shall prepare within forty-five (45) days following the end of each fiscal year for presentation to the Parties a report by the CFO which shall include an analysis of the results of the Company compared with the business plan for such fiscal year.

4.8 In the event that financing is required for the Company's sales which cannot be funded either by the Company from its own resources or by bank or other financing without the support of the Company's shareholders, then Nortel and Koor shall together provide such financial support as required to support the Company's sales, provided that:

         (a) any decision to provide such financing shall be subject to the approval of Nortel and Koor and neither party shall be able to require the other party to provide such financing;

         (b) subject only to the provisions of sub-Section (c) below, any such financing shall be provided by the parties pro rata to the shareholdings of Nortel and the Koor Group in the Company;

         (c) in the event that, for whatever reason, it is deemed advisable by all the parties hereto that the financing should be provided by one of the shareholders of the Company, then the other shareholder shall be liable (in the event the customer defaults) for the portion of such financing which would have been assumed by such shareholder in the event that the financing had been assumed by both shareholders of the Company pro rata to their shareholdings in the Company.

                  Nortel Networks hereby covenants to the Koor Group that all loans provided by the Koor Group pursuant to this
                  Section 4.8 shall be repaid at such time as the Koor Group ceases to be shareholders of the Company. If Telrad's shares are transferred to Koor pursuant to
                  Section 9.5, the Telrad portion of the Koor Group's loan shall not be repaid at that time but shall be transferred to Koor.

5.       Board of Directors and Management
         ---------------------------------

5.1 From the Closing, the Parties shall procure that the Board of Directors of the Company shall not be elected by the shareholders but shall be appointed as follows.

         5.1.1 4 directors shall be appointed by Nortel (the "Nortel Networks Directors")

         5.1.2   2 directors shall be appointed by Koor (the "Koor
                 Directors")

         5.1.3 The Chief Executive Officer of the Company shall be an additional director of the Company.

5.2 The Chairman of the Board of Directors of the Company shall be one of the Nortel Networks Directors.

5.3 Subject to any restrictions or limitations under law, the parties hereto shall cooperate to ensure that the parties' representation on the committees of the Board of Directors of the Company and the Boards of Directors of any subsidiaries of the Company shall be proportionate to their representation on the Board of Directors of the Company, as set forth above.

5.4 Directors of the Company or the subsidiaries or members of committees of the Board of Directors of the Company designated by Nortel or Koor may be removed or replaced only with the consent of the party appointing them.

5.5 The Chief Executive Officer and the Chief Financial Officer of the Company shall be nominated by Nortel and appointed by the Board of Directors of the Company.

6.       Fundamental Matters
         -------------------

6.1 Nortel Networks agrees and undertakes towards Koor that the Company shall not carry out, and shall exercise its control of its subsidiaries, in order that such subsidiaries shall not carry out, any of the following without the prior written consent of Koor, if the matter is required to be approved by the shareholders of the Company, or without the prior written consent of one of the Koor Directors, in all other matters:

         6.1.1 Amendment of the Memorandum or Articles of Association of the Company;

         6.1.2 Liquidation of the Company or make an assignment for the benefit of its creditors;

         6.1.3 Acquire a material business or dispose of the whole or a material part of the business of the Company or merge the whole or a material part of its business with that of any other entity, where a material part of the business shall mean a part of the business which has a value greater than 20% of the value of the Company's assets at such time, or the incurrence of debt in order to effect any of the above;

         6.1.4 Issue additional shares in the Company, options to purchase shares or securities convertible into, exercisable for or exchangeable for shares of the Company, or repurchase shares or options for shares in the Company;

         6.1.5 Enter into, modify or waive any material obligation under, or terminate any material contract by the Company with any shareholder or Affiliate thereof, other than any contract that is entered into in the ordinary course of business and on an arm's length basis.

6.2 Notwithstanding any of the provisions of this Clause 6, Nortel Networks and Koor undertake towards each other to use their respective best endeavours to resolve any disagreements with respect to issues requiring resolution by the Parties.

6.3 Eighteen months following the Closing, Nortel Networks and Koor shall meet to discuss their relationship as shareholders in the Company and any changes in such relationship for their mutual benefit.

7.       Financial Information
         ---------------------

         Each party hereto agrees that it shall make all reasonable efforts to assist the other party and their representatives in receiving all the financial information in connection with the Company that it requires in order to accurately assess the financial position of the Company and to include the relevant information concerning the Company in the parties' financial or other reports as required by law or otherwise. Specifically, the Company shall provide the parties with unaudited quarterly financial statements of the Company within thirty (30) days of the end of each quarter and annual audited financial statements in accordance with Israeli GAAP within forty-five (45) days from the end of each calendar year. The unaudited quarterly financial statements of the Company may be provided in accordance with Israeli GAAP or, if the Company chooses, in accordance with US GAAP, provided the statement is accompanied by a letter from an external accountancy firm confirming that the statement under US GAAP leads to no material difference in the quarterly results as compared to Israeli GAAP.

8.       Standstill
         ----------

         Each of the Parties undertakes towards the others that, from the date hereof until the expiry of a period of three years from the Closing (the "Standstill Period"), it shall not sell, transfer, dispose of or encumber in any way any shares held by it in the Company.

9.       Put and Call Options
         --------------------

9.1 For a period of ninety (90) days commencing on the day which shall be one hundred and twenty (120) days prior to the third anniversary of the Closing (the "Option Period"), Koor, on its own behalf and on behalf of Telrad, shall be entitled to serve notice on Nortel in the form attached as Schedule 9.1 that it wishes to sell to Nortel all of its shares in the Company, together with all of the shares held by Telrad in the Company (the "Put Option").

9.2 During the Option Period, Nortel shall be entitled to serve notice on Koor in the form attached as Schedule 9.2 that it wishes to buy from Koor and Telrad all of the Koor Group's shares in the Company (the "Call Option").

9.3 Immediately following the delivery and receipt of a notice referred to in Sections 9.1 and 9.2 above, the parties shall take all actions necessary to receive all approvals or consents, if any, necessary for the transfer of all of the shares of the Company from the Koor Group to Nortel (the "Koor Shares"), and shall themselves and cause the Company to make such filings as are necessary in order to obtain such consents and approvals.

9.4 In consideration for the sale and transfer of the Koor Shares by the Koor Group to Nortel, Nortel shall pay to Koor and Telrad, pro rata to their respective holdings in the Company, an amount (the "Option Price"), calculated in accordance with the mechanism detailed in Schedule 9.4.

         (a) By no later than thirty (30) days prior to Option Closing (as hereinafter defined), Nortel shall prepare and deliver to Koor (which, with respect to the provisions of this Section 9.4, shall act on its own behalf and on behalf of Telrad) a calculation of the Option Price, including reasonable explanatory detail.


         (b)      Following the delivery of the calculation contemplated by
                  Section 9.4(b), Nortel shall cooperate with Koor so as to make the Company's employees and/or Nortel and/or Nortel Networks employees available to meet and discuss any and all financial matters relating to the preparation of the calculation of the Option. Within twenty-one (21) days following the delivery of the calculation of the Option Price as aforesaid, Koor may deliver to the Seller its objections to the determination of the Option Price. If Koor does not deliver written notice of an objection to the calculation of the Option Price within such twenty-one (21) day period, Koor shall be deemed to have accepted Nortel's determination of the Option Price and such calculation shall be deemed to be the Option Price for payment at the Option Closing.

         (c) If Koor delivers written notice of an objection to the calculation of the Option Price as aforesaid (the "Koor Objections") within the twenty-one (21) day period contemplated above, Koor and Nortel shall, during the forty-five (45) days (or such longer period as those parties shall mutually agree) following delivery of the Koor Objections, meet and discuss in good faith the Koor Objections. If the Koor Objections cannot be resolved by negotiation between those parties within such period after delivery of the Koor Objections, the Koor Objections will be referred for resolution to PricewaterhouseCoopers in Tel Aviv to serve as the accounting expert (the "Accounting Expert") with respect to the Koor Objections. The Accounting Expert will be instructed to select, at its discretion, the individuals who will have primary responsibility for this matter, and to reach a determination, giving full reasons for such determination, within forty-five (45) days from the date of referral. The Accounting Expert will be limited to determining matters of accounting as they relate to the Koor Objections, it being understood that such determination shall be in conformity with US GAAP. The decision of the Accounting Expert will be final and binding upon the parties. The fees and expenses of the Accounting Expert engaged pursuant to this Section 9.4 shall be paid one-half by Koor and one-half by Nortel.

         (d) In the event that Koor delivers the Koor Objections as aforesaid then, at the Option Closing, Nortel shall pay to Koor the amount specified in its calculation as referred to in Section 9.4(a) above. Within ten (10) days of the resolution of the Koor Objections pursuant to
                  Section 9.4(c), as by agreement of Koor and Nortel or by the Accounting Expert, Nortel shall pay the difference, if any, between the amount as resolved and the amount paid at the Option Closing.

         (e) For the avoidance of doubt, the Price of the Koor Shares shall be calculated pursuant to the provisions of
                  Schedule 9.4 and based upon the dates and period set forth therein, regardless of the date of the exercise of the Put Option or the Call Option.

9.5 The Koor Group warrants to Nortel that it will remain from the date of the Closing until the third anniversary of the Closing, the beneficial owner of the Koor Shares, and has and will have full power and authority to sell the Koor Shares upon the terms and conditions of this Agreement. Prior to Telrad ceasing to be a Subsidiary of Koor for any reason, Koor shall procure the transfer of ownership to Koor of Telrad's shareholding and interest in the Company

9.6 The closing ("Option Closing") of the sale of the Koor Shares by the Koor Group to Nortel shall take place on a date sixty (60) days following the third anniversary of the Closing (the "Option Closing Date"). At the Option Closing, the following actions shall take place:

         9.6.1 The Koor Group shall deliver to Nortel share certificates representing all of the Koor Shares, together with a share transfer form evidencing the transfer of the Koor Shares from the Koor Group to Nortel, duly executed and witnessed.

         9.6.2 The parties shall cause the secretary of the Company to register the transfer of the Koor Shares and issue a certificate representing the Koor Shares to Nortel.

         9.6.3 The Koor Group shall deliver to Nortel an opinion of its legal counsel confirming that Koor and Telrad have taken all corporate action to sign the share transfer form and to transfer the Koor Group Shares to Nortel.

         9.6.4 Each of Koor and Telrad shall deliver to Nortel a letter of undertaking and representation in the form attached hereto as Schedule 9.6.4.

         9.6.5 Nortel shall pay the Option Price (or the calculation thereof pursuant to the provisions of Section 9.4(d) above) to the Koor Group by bank cheque, pro rata to their shareholdings in the Company, in immediately available US dollars.

9.7 In the event that, as a result of the delay of the deregulation of the Israeli telecommunication market, there is a material adverse impact on the business of the Company in the first year following the Closing as compared to the business plan, Nortel Networks and Koor shall, at such time, meet and discuss in good faith how such delay may affect the provisions of this Section 9. In addition, in the event that during the third year following Closing there are negotiations between the Company and a major operator which will come into effect only in the fourth year, Nortel Networks and Koor shall meet and discuss in good faith how such situation may affect the provisions of this Section 9. Notwithstanding all of the above, in the event that no agreement is reached by Nortel Networks and Koor at such time, the provisions of Sections 9.1 -
         9.6 shall continue to apply to the parties hereto.

10.      Non-Competition
         ---------------

10.1 Each Party, on its own behalf and on behalf of its Affiliates (other than Affiliates whose shares are listed for trading on a recognised stock exchange), agrees and undertakes towards the other Parties that it shall not buy, establish or engage in a business (or acquire a controlling interest in a business) that has as its principal business the marketing, selling, integrating, servicing and supporting of competing telecommunications or networking products or equipment ("Competing Products")in Israel for so long as it, or any of its Affiliates, remains a shareholder in the Company and for a period of one year thereafter.

10.2 In addition, without the consent of Telrad, the Company and Nortel shall not hire employees of Telrad for a period of eighteen months following the date of the Closing. Without the consent of Nortel Networks, Telrad shall not hire employees of the Company, Nortel or Nortel Networks for a period of eighteen months following the date of Closing.

10.3     The provisions of Clause 10.1 shall not apply to:

         (a) Nortel Networks' direct (either by Nortel Networks or by one or more of its Affiliates) or indirect (through other channels) provision of products to Nortel Networks global accounts in the Territory;

         (b) Telrad's key system business and the fulfillment of Phase B of the Blue Avnet contract prior to assignment;

         (c) restrict Nortel and its Affiliates from supplying products and services to customers in the Territory by means of other pan-regional or global distributors and value added resellers (such distributors and resellers being those whose territory encompasses a number of geographical territories and/or customer accounts and whose area of endeavour is not primarily focussed on the Territory);

         (d) the fulfilment by Telrad Business Communications Limited ("TBC") of its existing contract with Bezeq provided that:

                  (i) within 7 days of signing this Agreement Telrad shall write to Bezeq informing them of TBC's inability to take further contracts for the supply of Competing Products and of its intention to sell TBC; and

                  (ii) no later than 30 December 2000 Telrad shall have entered into a binding Memorandum of Understanding for the sale of TBC; and

                  (iii) if by 30 December 2000 TBC has neither been sold nor has a binding Memorandum of Understanding been signed in respect of such sale, then TBC shall on no later than 8 January 2001 be placed into trust, at Telrad's cost, with trustees nominated by Nortel Networks, such trustees to hold and manage TBC according to the joint instructions of Telrad and Nortel Networks or one of Nortel Networks' Affiliates nominated by Nortel Networks;

         (e) Beta site testing by Telrad for Telrad's products in which such products are either removed at the end of such testing or are transferred to the customer for no additional consideration.

11.      Miscellaneous
         -------------

         11.1     Expenses
                  --------

         All costs, fees or expenses (including, without limitation, legal and accounting fees), incurred in connection with this Shareholders Agreement and the agreements attached hereto, and in connection with all obligations required to be performed by each party hereto under this Shareholders Agreement and the agreements attached hereto, shall be borne by the party incurring such costs, fees or expenses, except as expressly provided herein.

11.2     Amendment
         ---------

         This Shareholders Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Nortel and Koor (on its own behalf and on behalf of Telrad).

11.3     Entire Agreement
         ----------------

         This Shareholders Agreement, including the Exhibits and Schedules hereto, together with the Asset Purchase Agreement, contain all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Shareholders Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind of or between the parties and their representatives, whether oral or written, respecting each subject matter.

11.4     Waivers
         -------

         Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other parties shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Shareholders Agreement. No waiver of any such breach or failure or of any term or condition of this Shareholders Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

11.5     Notices
         -------

         Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Shareholders Agreement ("notice") shall be sufficiently given or made if in writing and delivered in person with receipt acknowledged, sent by registered or certified mail, receipt requested, posted prepaid, sent by overnight courier with guaranteed next day delivery or sent by telex or facsimile to the party to whom directed at the following address:

         To Nortel Networks or to Nortel:
         Nortel Networks
         Oakleigh Road South
         LONDON N11 1HB
         England
         Fax:  +44 (20) 8945 2864
         Attention:  Company Secretary

         To the Company
         As above but with a copy to
         Herzog, Fox & Neeman
         Asia House, 4 Weizmann Street
         Tel Aviv 64239, Israel
         Fax:  (972 3)696 6464
         Attention:  Daniel Chinn

         To Koor
         21 Ha'arbaah Street
         TEL AVIV, Israel 64739
         Fax:  (+972) 3 623 8334
         Attention:  Jonathan Kolber

         With a copy to

         Fischer, Behar Chen & Co
         3 Daniel Frisch Street
         TEL AVIV 64731
         Israel
         Fax (+972) 3 609 1116
         Attention: Reuven Behar

         To Telrad
         P.O. Box 50
         Lod 71100
         Israel
         Fax: (+972) 8 913 4665
         Attention: Reuven Avi-Tal

         or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, one Business Day after sent by overnight (next day) courier, two Business Days after sent by international (two day) courier or on the day telexed or faxed.

11.6     Counterparts
         ------------

         This Shareholders Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

11.7     Governing Law
         -------------

         This Shareholders Agreement shall be governed by and construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the courts of England in respect of any dispute arising out of or connected to this Shareholders Agreement. Nothing herein shall derogate from the mandatory provisions of Israeli law with regard to the Company.

11.8     Binding Effect; Assignment; No Third Party Beneficiaries
         --------------------------------------------------------

         This Shareholders Agreement shall be binding upon, enure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns; provided, that no party hereto may assign or transfer this Shareholders Agreement nor any right or obligation hereunder by operation of law or otherwise, without the consent of the other parties hereto. This Shareholders Agreement shall not be construed to confer any benefits or rights on, or be enforceable by, any person other than the parties that are signatories hereto.

11.9     Severability
         ------------

         Any provision of this Shareholders Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

11.10    Headings
         --------

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11    Power of Attorney
         -----------------

         Telrad hereby grants to Koor an irrevocable power of attorney to act in its name in connection with any actions required to be performed under this Agreement, and in particular with respect to all matters in which, pursuant to this Agreement, Koor is entitled to act on behalf of Telrad, and Telrad and Koor confirm that Nortel, Nortel Networks and the Company will be entitled to rely upon Koor's declaration at any time that it is acting on behalf of Telrad.



IN WITNESS whereof the Parties have executed this Agreement effective as of the date first above written



NORTEL NETWORKS                             KOOR INDUSTRIES LTD.
LIMITED

----------------------------                ----------------------------


----------------------------                ----------------------------

NORTEL NETWORKS ISRAEL                      NORTEL COMMUNICATIONS
(SALES AND MARKETING) LIMITED               HOLDINGS (1997) LTD


----------------------------                ----------------------------


----------------------------                ----------------------------

TELRAD NETWORKS LIMITED


----------------------------                ----------------------------


----------------------------                ----------------------------



                                 Exhibit A
                           Nortel Loan Agreement
                              PROMISSORY NOTE

USD 22,400,000                                                 [Date]


         FOR VALUE RECEIVED, the undersigned, NORTEL NETWORKS ISRAEL (SALES AND MARKETING) LIMITED, a corporation incorporated under the laws of Israel, having its executive offices at [address] (hereinafter "Nortel Networks Israel"), hereby promises to pay to or to the order of Nortel Communications Holdings (1997) Limited, a corporation incorporated under the laws of Israel, having its executive offices at Kibbutz Glil Yam, Herzliya, Israel (hereinafter "Lender"), Twenty Two Million Four Hundred Thousand United States Dollars (USD 22,400,000) (the "Aggregate Principal Amount") in one (1) payment on [date], or if such day is not a Business Day, on the next Business Day immediately following the said date (the "Maturity Date").

         Nortel Networks Israel further agrees to pay to Lender, interest on the Aggregate Principal Amount on each Interest Payment Date at a rate of interest per annum equal to 6 percent. Interest shall be paid for the actual number of days elapsed (including the first day but excluding the last day).

         Both principal and interest hereunder are to be paid to Lender's account at [bank details], or such other location as Lender may designate in writing to Nortel Networks Israel on the Maturity Date.

         Any and all payments by Nortel Networks Israel to, or for the account of, Lender shall be net of taxes, imposts and levies of any kind.

         Nortel Networks Israel expressly waives presentment, protest and notice of protest, demand and notice of demand, and nonpayment and notice of nonpayment of this Promissory Note, and expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Nortel Networks Israel.

         For the purposes of this Promissory Note:

         "Business Day" means any day other than a Saturday or Sunday, on which commercial banks are open for business in Toronto, Ontario, New York, New York, and Tel Aviv, Israel, and on which commercial banks are open for international business and dealing in USD deposits in London, England.

         "Interest Payment Date" means the last Business Day of each Interest Period.

         "Interest Period" means each successive period of ninety (90) days used to determine the rate of interest applicable hereunder. The first Interest Period shall commence on the date hereof. Thereafter, each successive Interest Period shall commence on the Interest Payment Date of the immediately preceding Interest Period. If any Interest Payment Date falls on a date which is not a Business Day, it shall instead fall on the immediately preceding Business Day, provided, however, that if the Interest Period in effect on the Maturity does not end on the Maturity Date, the Interest Period shall be shortened to end on the Maturity Date.

         This Promissory Note shall be governed in accordance with English law.


                                          NORTEL NETWORKS
                                          ISRAEL (SALES AND MARKETING) LIMITED


                                          By:
                                             ---------------------------------
                                          Name:
                                          Title:




                                 Exhibit B
                            Koor Loan Agreement

                              PROMISSORY NOTE

USD 42,300,000                                                    [Date]


         FOR VALUE RECEIVED, the undersigned, NORTEL NETWORKS ISRAEL (SALES AND MARKETING) LIMITED, a corporation incorporated under the laws of Israel, having its executive offices at [address] (hereinafter "Nortel Networks Israel"), hereby promises to pay to or to the order of Koor Industries Ltd., a company incorporated under the laws of Israel, having its executive offices at 21 Ha'arbaah Street, Tel Aviv, Israel (hereinafter "Lender"), Forty Two Million Three Hundred Thousand United States Dollars (USD 42,300,000) (the "Aggregate Principal Amount") in one (1) payment on [date], or if such day is not a Business Day, on the next Business Day immediately following the said date (the "Maturity Date").

         Nortel Networks Israel further agrees to pay to Lender, interest on the Aggregate Principal Amount on the Maturity Date at a rate of interest per annum equal to 6 percent. Interest shall be paid for the actual number of days elapsed (including the first day but excluding the last day) (the Aggregate Principal Amount together with the interest payable thereon on the Maturity Date. The "Repayment Amount").

         In the event that the Equivalent Indexed Amount at the Maturity Date is greater than the Repayment Amount, then Nortel Networks Israel shall pay to Koor the Equivalent Indexed Amount at the Maturity Date in place of the Repayment Amount.

         Both principal and interest hereunder are to be paid to Lender's account at [bank details], or such other location as Lender may designate in writing to Nortel Networks Israel on the Maturity Date.

         Any and all payments by Nortel Networks Israel to, or for the account of, Lender shall be net of taxes, imposts and levies of any kind.

         Nortel Networks Israel expressly waives presentment, protest and notice of protest, demand and notice of demand, and nonpayment and notice of nonpayment of this Promissory Note, and expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Nortel Networks Israel.

         For the purposes of this Promissory Note:

         "Business Day" means any day other than a Saturday or Sunday, on which commercial banks are open for business in Toronto, Ontario, New York, New York, and Tel Aviv, Israel, and on which commercial banks are open for international business and dealing in USD deposits in London, England.

         "Equivalent Indexed Amount" means an amount calculated as follows:

         EIA = (APA x RR1) x (NI/BA)/RR2

         Where:

         EIA means the Equivalent Indexed Amount

         APA means the Aggregate Principal Amount

         RR1 means the Representative Rate of Exchange of the United States Dollars as published by the Bank of Israel on the day prior to the date hereof.

         NI means the consumer price index last published by the Israeli Bureau of Statistics prior to the Maturity Date.

         BI means the consumer price index last published by the Israeli Bureau of Statistics prior to the date hereof.

         RR2 means the Representative Rate of Exchange of the United States Dollar on the day prior to the Maturity Date.

         This Promissory Note shall be governed in accordance with English law.


                                          NORTEL NETWORKS
                                          ISRAEL (SALES AND MARKETING) LIMITED


                                          By:
                                             ---------------------------------
                                          Name:
                                          Title:




                              SCHEDULE 3.1.4

1. A distribution agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

2. A computer services agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

3. A trademark licence agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

4. A manufacturing and services subcontract between Telrad and Nortel Networks in the form initialled by the parties thereto.

5. A technology access and licence agreement between Telrad and Nortel Networks in the form initialled by the parties thereto.

6. A master technology development agreement between Telrad and Nortel Networks in the form initialled by the parties thereto.





                              SCHEDULE 3.1.5

1. A trademark licence agreement between the Company and Telrad in the form initialled by the parties thereto.

2. An interim services agreement between the Company and Telrad in the form initialled by the parties thereto.

3. A manufacturing and services subcontract between Telrad and Nortel Networks in the form initialled by the parties thereto.

4. A technology access and licence agreement between Telrad and Nortel Networks in the form initialled by the parties thereto.

5. A master technology development agreement between Telrad and Nortel Networks in the form initialled by the parties thereto.

6. A services agreement between Telrad and the Company in respect of the Blue Avnet Contract in the form initialled by the parties thereto.




                              SCHEDULE 3.1.6

1. A distribution agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

2. A computer services agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

3. A trademark licence agreement between the Company and Nortel Networks in the form initialled by the parties thereto.

4. A trademark licence agreement between the Company and Telrad in the form initialled by the parties thereto.

5. An interim services agreement between the Company and Telrad in the form initialled by the parties thereto.




                               SCHEDULE 4.5
                               BUSINESS PLAN





01/07/2000 to 30/06/2003

-----------------------------------------------------------------------------
US$ Million        Year 1       Year 2        Year 3         TOTAL 3 yr
                   ------       ------        ------            plan

                 01/07/00      01/07/01      01/07/02
                 30/06/01      30/06/02      30/06/03

Revenues              317           335           403          1,055.0
-----------------------------------------------------------------------------




                               SCHEDULE 9.1

                   [Letterhead of Koor Industries Ltd.]

To
Nortel Communications Holdings (1997) Limited
[Address]

                                                 Also by fax to: ______________

Date:_______

Dear Sirs,

                     Re: Notice of Exercise of Option


Reference is made to the Shareholders Agreement (the "Shareholders Agreement") dated ________, between Nortel Networks Limited, Nortel Communications Holdings (1997) Limited ("Nortel"), Nortel Networks Israel (Sales and Marketing) Limited Koor Industries Ltd. and Telrad Networks Ltd. pursuant to which Koor and Telrad were granted an option by Nortel to sell the Koor Shares to Nortel, on the terms and conditions set forth in the Shareholders Agreement. Unless otherwise defined in this letter, capitalised terms used herein and defined in the Shareholders Agreement shall have the meanings ascribed thereto in the Shareholders Agreement.

On behalf of the undersigned and on behalf of Telrad, we hereby irrevocably exercise the Put Option pursuant to the provisions of Section 9 of the Shareholders Agreement to acquire the Koor Shares. Closing of the sale of the Koor Shares to Nortel shall take place on the later of _________ or 7 days following the receipt of all consents and approvals required for the transfer of the shares, subject only to the terms and conditions of the Shareholders Agreement.

Yours sincerely,


Koor Industries Ltd.


By:  _____________________
Name:
Title:




                               SCHEDULE 9.2

       [Letterhead of Nortel Communications Holdings (1997) Limited]

To
Koor Industries Ltd.
[Address]

                                                 Also by fax to: ______________

Date:_______

Dear Sirs,

                     Re: Notice of Exercise of Option


Reference is made to the Shareholders Agreement (the "Shareholders Agreement") dated ________, between Nortel Networks Limited, Nortel Communications Holdings (1997) Limited ("Nortel"), Nortel Networks Israel (Sales and Marketing) Limited, Koor Industries Ltd. and Telrad Networks Ltd. pursuant to which Nortel was granted an option by Koor and Telrad to acquire the Koor Shares, on the terms and conditions set forth in the Shareholders Agreement. Unless otherwise defined in this letter, capitalised terms used herein and defined in the Shareholders Agreement shall have the meanings ascribed thereto in the Shareholders Agreement.

We hereby irrevocably exercise the Call Option pursuant to the provisions of Section 9 of the Shareholders Agreement to acquire the Koor Shares. This notice is provided to Koor on its own behalf and on behalf of Telrad. Closing of the sale of the Koor Shares to Nortel shall take place on the later of _________ or 7 days following the receipt of all consents and approvals required for the transfer of the shares, subject only to the terms and conditions of the Shareholders Agreement.

Yours sincerely,


Nortel Communications Holdings (1997) Limited


By:  _____________________
Name:
Title:




                                SCHEDULE 9.4
                              EXIT MECHANISM

                         Exit mechanism - formulas

Definitions:
         E =      The Koor Group equity investment in the Company
         F =      The Koor Group Loan
         D =      The Koor Group Loan + accrued interest
         P =      Total estimated revenues of the Company as set forth
                  in the Company's Business Plan as attached hereto.
-        R =      total actual revenues in the Territory of Nortel Networks
                  and its Affiliates in the three years following
                  Completion, less revenues of companies acquired by Nortel
                  Networks or its Affiliates where the acquired companies are not dealing with products included in Nortel
                  Networks' present product portfolio or its evolution or replacements thereof.

In the event that the company acquired does deal with products included in Nortel Networks' present product portfolio or its evolution or replacements thereof , and the sales in the Territory of such company in the year prior to such acquisition was greater than US$ 8 Million (a "Major Acquisition"), then only revenues in excess of such company's projections at the time of such Major Acquisition from the date of acquisition to the 3rd anniversary of Completion will be included in "R". In the event that a Major Acquisition by Nortel Networks results in a material adverse effect on the performance of the Company, Nortel Networks, at its own discretion, will decide after discussion in good faith with Koor whether the situation would justify any adjustment of "R".

In the event that the company acquired does deal with products included in Nortel Networks' present product portfolio or its evolution or replacements thereof, and the total sales in the Territory of such company within the year prior to such acquisition was less than $US 8 Million, then all revenues of such company from the date of acquisition to the 3rd anniversary of Completion shall be included in R

I) If R is less than or equal to P, then the purchase price (in $US million) for the Koor Group's shares in the Company will be the higher of

         i.     ((E+F)*1.124864)-D
                 __                     __
        ii.     |R                        |
                |(- -0.7)*((E+F)*2.005377)|]+(E+F)-D
                |P__                    __|

II) If R is greater than P, then the purchase price (in $US million) for the Koor Group's shares in the Company will be the lower of

         i.     ((E+F)*0.6406452)+((E+F)*1.601613)-D

        ii.     |R                      |
                |(- -1)*((E+F)*2.135484)|]+(E+F)*1.601613)-D
                |P                      |


                              SCHEDULE 9.6.4

                        [Letterhead of Koor/Telrad]

To
Nortel Communications Holdings (1997) Limited
[Address]
                                                 Also by fax to: ______________

Date:_______


Dear Sirs,

                  Re: Shareholders Agreement dated ______

Reference is made to the Shareholders Agreement (the "Shareholders Agreement") dated ________, between Nortel Networks Limited, Nortel Communications Holdings (1997) Limited ("Nortel"), Nortel Networks Israel (Sales and Marketing) Limited, Koor Industries Ltd. and Telrad Networks Ltd. (the "Shareholders Agreement") pursuant to which [Koor/Telrad] is obliged to deliver to Nortel certain undertakings and representations. Unless otherwise defined in this letter, capitalised terms used herein and defined in the Shareholders Agreement shall have the meanings ascribed thereto in the Shareholders Agreement.

We hereby represent and warrant to you as follows:

1. [Koor/Telrad] is a duly organized and validly existing corporation in good standing under the laws of the State of Israel.

2. The documents executed by [Koor/Telrad] in order to effect the transfer of the Koor Shares to Nortel and every instrument and document delivered by or on behalf of [Koor/Telrad] pursuant thereto, including, without limitation, the share transfer form pursuant to which the Koor Shares are transferred to Nortel (the "Documents"), have been duly executed and delivered by a duly authorised representative of [Koor/Telrad] and constitutes legal, valid and binding obligations enforceable against [Koor/Telrad] in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganisation, insolvency, liquidation, receivership and similar laws and to moratorium laws from time to time in effect relating to or effecting the enforcement of creditor's rights and to general principles of equity.

3. Neither the execution or the delivery of the Documents by [Koor/Telrad] nor the Closing of the transactions contemplated therein is prohibited by, violates or will result in a default under, any provision of any contract or instrument, judgement, order or decree to which [Koor/Telrad] is subject and will not result in a breach of any applicable law, rule or regulation or of the Memorandum or Articles of Association of [Koor/Telrad].

4. There is no suit, action, proceeding, claim or investigation pending against [Koor/Telrad] that seeks to prevent [Koor/Telrad] from consummating the transactions contemplated in the Documents.

5. [Koor/Telrad] has taken all corporate and other actions necessary to enable it to execute and deliver the Documents and has secured all necessary approvals and consents required for the performance of the transactions contemplated by the Documents.


Yours sincerely,


[Koor/Telrad]


_____________________
By:
Title: